Exhibit 99.1

INSTRUCTIONS AS TO THE USE OF

HAMPTON ROADS BANKSHARES, INC.

RIGHTS CERTIFICATE

CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER

AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”), to the holders of record (the “Recordholders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in the Company’s prospectus dated , 2012 (the “Prospectus”). Recordholders of Common Stock as of 5:00 p.m., New York City time, on May 31, 2012 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”). In the Rights Offering, the Company is offering an aggregate of 64,285,715 Underlying Shares.

Each Recordholder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on , 2012, unless extended by the Company (as it may be extended, the “Expiration Time”). Each Right allows the holder thereof to subscribe for 1.8600 shares of Common Stock (the “Basic Subscription Right”) at the cash price of $0.70 per full share (the “Subscription Price”). For example, if a Recordholder owned 10 shares of Common Stock as of the Record Date, it would receive 10 Rights and would have the right to purchase 18.6 shares of Common Stock (rounded down to 18 shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price. At the Subscription Price, the total cost to the Recordholder to exercise its Basic Subscription Rights for 18 shares of Common Stock would be $12.60.

If a Recordholder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Rights, the Recordholder may also exercise an additional subscription right (the “Additional Subscription Right”) to purchase 2.0667 additional shares of Common Stock for each Right received by the Recordholder. For example, if a Recordholder received 10 Rights and exercised all of its Basic Subscription Rights, the Recordholder would have the option to purchase up to an additional 20.66 shares of Common Stock (rounded down to 20 shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price. At the Subscription Price, the cost to the Recordholder to exercise its Additional Subscription Rights for 20 shares of Common Stock would be $14.00. The total cost to the Recordholder in this instance would be $12.60 for 18 shares of Common Stock purchased with its Basic Subscription Right plus $14.00 for 20 shares of Common Stock purchased with its Additional Subscription Right, or $26.60.

Each Recordholder will be permitted to exercise, at its own election, some or all of its Basic Subscription Rights. Provided that the Recordholder exercises all of its Basic Subscription Rights, the Recordholder will also be permitted to exercise, at its own election, some or all of its Additional Subscription Rights. However, each Recordholder will be limited in its exercise of Rights so that it shall not thereby beneficially own more than 4.9% of the Company’s Common Stock unless such Recordholder beneficially owned more than 4.9% of the Company’s Common Stock on the Record Date, or in any event, more than 9.9% of the Company’s Common Stock.

Each Recordholder will be required to submit payment in full for all of the shares it wishes to buy with its Basic Subscription Rights and its Additional Subscription Rights. Fractional shares of Common Stock resulting from the exercise of Basic Subscription Rights or Additional Subscription Rights will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

The Company will not be required to issue shares of its Common Stock to you if Registrar and Transfer Company, as Subscription Agent, does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and the related documents. The Company reserves the right to cancel, extend or amend the Rights Offering at any time. The Company may extend the Expiration Time for any reason by giving oral or written notice to the Subscription Agent on or before the Expiration Time. If the Company elects to extend the Expiration Time, the Company will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced Expiration Time. If the Company cancels the Rights Offering, all subscription payments received by the Company’s subscription agent will be returned promptly, without interest or penalty. If the Company amends the terms of the Rights Offering as described in the Prospectus, each subscribing Recordholder will have the option to revoke or modify its election to participate in the Rights Offering. An extension of the Expiration Time will not, in and of itself, constitute an amendment of the terms of the Rights Offering. As a result, if we extend the Expiration Time of the Rights Offering, you will not be able to revoke or revise your exercise of Rights as a result of that extension.

The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”). The number of Rights to which you are entitled is printed on the face of your Rights Certificate.1 You should indicate your wishes with regard to the exercise of your Rights, by completing the appropriate portions of your Rights Certificate and returning your Rights Certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT AND THE ADDITIONAL SUBSCRIPTION RIGHT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION TIME. ONCE YOU HAVE EXERCISED THE BASIC SUBSCRIPTION RIGHT AND, AS APPLICABLE, THE ADDITIONAL SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED UNLESS THE RIGHTS OFFERING IS SUBSEQUENTLY AMENDED BY THE COMPANY AS DESCRIBED IN THE PROSPECTUS. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

1. Method of Subscription — Exercise of Rights

To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed, together with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Rights and, as applicable, the Additional Subscription Rights, on or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the total number of shares of Common Stock being subscribed for (a) by an uncertified check drawn upon a U.S. bank payable to the “Registrar and Transfer Company as rights offering agent for Hampton Roads Bankshares, Inc.”, or (b) by wire transfer of immediately available funds, to the following account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering (the “Subscription Account”):

ABA No. 031-201-360, further credit to Account No. 276-053-5977 at TD Bank, 6000 Atrium Way, Mt. Laurel, New Jersey, 08054, with an account name of “Registrar and Transfer Company as rights agent for the Hampton Roads Bankshares, Inc.” Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer.

Payments will be deemed to have been received upon (i) clearance of any uncertified check, or (ii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rightholders who wish to pay the Subscription Price by means of uncertified check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and cleared by such date.

[1]

Each Recordholder will receive a number of rights that is equal to the number of shares registered in the Recordholder’s name as of 5 p.m., New York City time, on the Record Date. This amount reflects the Company’s twenty-five (25) for one (1) reverse stock split on April 27, 2011 (the “Reverse Stock Split”), whether or not the Recordholder submitted its shares for exchange in the Reverse Stock Split. Former holders of Gateway Financial Holding Company, Inc. (“Gateway”) common stock that have not submitted their Gateway shares for conversion into the Company’s Common Stock will receive a number of rights adjusted for both that conversion pursuant to the terms of the Agreement and Plan of Merger, dated September 23, 2008, between Gateway and the Company and the effect of the Reverse Stock Split.

The Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By Mail, Hand or Overnight Courier:

Registrar and Transfer Company

10 Commerce Drive Cranford, NJ 07016

Attn. Reorg/Exchange Department

Telephone Number for Confirmation:

(800) 368-5948 (toll free)

Telephone Number for Information:

(800) 368-5948 (toll free)

Email Address for Information:

info@rtco.com

Delivery to an address other than those above does not constitute valid delivery.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Rights in full, you will be deemed to have exercised your Additional Subscription Rights to purchase the maximum number of shares of Common Stock with your over-payment. If we do not apply your full Subscription Price payment to your purchase of shares of Common Stock, the excess subscription payment received by the Subscription Agent will be returned to you, without interest or penalty, as soon as practicable.

Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Right and the Additional Subscription Right on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Right and the Additional Subscription Right, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

2. Issuance of Common Stock

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary on your Rights Certificate.

(a) Basic Subscription Right. As soon as practicable after the closing of the Rights Offering and the valid exercise of Rights, the Subscription Agent will mail to each exercising Recordholder certificates or DRS book entry transaction notices representing shares of Common Stock purchased pursuant to each Basic Subscription Right.

(b) Additional Subscription Right. As soon as practicable after the closing of the Rights Offering and the valid exercise of Rights, the Subscription Agent will mail to each exercising Recordholder certificates or DRS book entry transaction notices representing shares of Common Stock purchased pursuant to each Additional Subscription Right

(c) Excess Cash Payments. As soon as practicable after the closing of the Rights Offering, any excess subscription payments received by the Subscription Agent in payment of the Subscription Price will be mailed to each Recordholder, without interest or penalty.

We anticipate that the Rights Offering will close on or about             , 2012.

3. Sale or Transfer of Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Rights to anyone.

4. Execution

(a) Execution by Recordholder. The signature on the Rights Certificate must correspond with the name of the Recordholder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act. The signature of the person purporting to act as the Recordholder’s representative or fiduciary must be Medallion Signature Guaranteed.

(b) Execution by Person Other than Recordholder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate the signature of such person must be Medallion Signature Guaranteed and proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment, delivery instructions or are signing the Rights Certificate as a representative or fiduciary of the registered holder.

5. Method of Delivery

The method of delivery of Rights Certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the Rights Offering expires.

6. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company

In the case of Rights that are held of record through the Depository Trust Company (“DTC”), exercises of the Basic Subscription Right and of the Additional Subscription Right may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Common Stock subscribed for pursuant to the Basic Subscription Right and the Additional Subscription Right by each beneficial owner of Rights on whose behalf such nominee or Recordholder is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Additional Subscription Right.